EXHIBIT 99.1

NEMUS Bioscience Provides Further Update on Previously Announced $20 Million Schneider Financing

Costa Mesa, Calif. (October 13, 2017) NEMUS Bioscience, Inc. (OTCQB: NMUS) (the "Company") today announced a further update to its news release dated May 4, 2017 and July 11, 2017 with respect to the signing of a private placement with Schneider Finance LLC, an affiliate of Schneider Brothers Ltd, a global closed investment fund, for the sale of 1,000,000 shares of Series E Preferred Stock of the Company for gross proceeds of $20,000,000. As previously announced, SB Securities Ltd, an affiliate of Schneider Brothers Ltd, entered into a guaranty to the benefit of the Company that guarantees the payment of the $20,000,000 investment.

As of today, Schneider Finance LLC has failed to provide funding to close the transaction on July 10, 2017 as required under the securities purchase agreement and SB Securities Ltd has failed to pay the $20,000,000 within 90 days of notice of Schneider Finance LLC’s default, as required by the terms of the guaranty. The Company has engaged Haynes and Boone, LLP, an American Lawyer top 100 law firm, to advise the Company regarding, and enforce as appropriate, its legal rights related to Schneider Brothers and its affiliates failure to honor its obligations.

Copies of the securities purchase agreement and the guaranty are available with the U.S. Securities and Exchange Commission (the SEC) as exhibits to the Company's Form 8-K, filed on May 4, 2017 and July 11, 2017, respectively.

On August 11, the Company reported in its quarterly report for the period ended June 30, 2017 filed with the SEC on Form 10-Q that it had approximately $108,859 in cash on hand. The Company will continue its efforts to raise capital and pursue strategic alternatives to finance existing and future operations. There can be no assurance of success in its financing or strategic alternatives efforts.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management's current expectations and assumptions and are subject to risks and uncertainties, including statements about the timing of our near term, intermediate term and long term goals. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. In some cases, forward-looking statements can be identified by terminology including "goal," "focus," "aims," "believes," "can," "challenge," "predictable" "will," or the negative of these terms or other comparable terminology. We operate in a rapidly changing environment and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Company may make. Risks and uncertainties that may cause actual results to differ materially include, among others, uncertainty regarding the results of future testing and development efforts and other risks that are described in the Risk Factors section of NEMUS’ most recent annual or quarterly report filed with the Securities and Exchange Commission. Except as expressly required by law, NEMUS disclaims any intent or obligation to update these forward-looking statements.

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ABOUT NEMUS BIOSCIENCE, INC.

The Company is a biopharmaceutical company, headquartered in Costa Mesa, California, focused on the discovery, development, and commercialization of cannabinoid-based therapeutics for significant unmet medical needs in global markets. Utilizing certain proprietary technology licensed from the University of Mississippi, NEMUS is working to develop novel ways to deliver cannabinoid-based drugs for specific indications, with the aim of optimizing the clinical effects of such drugs, while limiting the potential adverse events. NEMUS' strategy will explore the use of natural and synthetic compounds, alone or in combination. The Company is led by a highly qualified team of executives with decades of biopharmaceutical experience and significant background in early-stage drug development.

For more information, visit http://www.nemusbioscience.com.

CONTACTS:

NEMUS Investor and Media Relations

PCG Advisory Group

Adam Holdsworth

Email: adamh@pcgadvisory.com

Phone: 646-862-4607

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